Astoria Financial Corporation To Announce Fourth Quarter And Full Year Earnings & Host Conference Call

LAKE SUCCESS, N.Y., Jan. 7, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report fourth quarter and full year 2012 earnings on Wednesday, January 23, 2013 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.

The Company also announced that Monte N. Redman, President & CEO of Astoria, will host an earnings conference call on Thursday, January 24, 2013 at 10:00 a.m. (ET).

Toll-free dial-in:	(877) 709-8150
International dial-in:	(201) 689-8354

A simultaneous webcast of the conference call will also be available on the Company's web site at www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Thursday, January 24, 2013 from 1:00 p.m. (ET) through midnight, Saturday, February 2, 2013.

Replay # (Domestic):	(877) 660-6853	Conference ID #:	405678
Replay # (International):	(201) 612-7415	Conference ID #:	405678

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.5 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com